                            SCHEDULE 14A INFORMATION
               Consent Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|
Check the appropriate box:
|_|      Preliminary Consent Statement
|_|      Definitive Consent Statement
|X|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         Northstar Health Services, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Thomas W. Zaucha
                  (Name of Person(s) Filing Consent Statement)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:



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                                Thomas W. Zaucha
                      COMMITTEE TO PROTECT NORTHSTAR HEALTH
                              100 LAFAYETTE CIRCLE
                           INDIANA, PENNSYLVANIA 15701



                                                              MARCH 7, 1997



DEAR FELLOW STOCKHOLDER:


         By now you should have received a definitive proxy statement and a BLUE consent card that will enable you to join me in my fight to regain control of Northstar Health. My earlier letters have described the reasons why Steve Brody, Bob Smallacombe and their followers must be removed as Northstar directors. I am writing you now to urge you to send in your BLUE cards as soon as you can (an extra card is enclosed with this mailing for your convenience), because:

                               THE SOONER WE VOTE
                             THE SOONER THEY'RE OUT!

         Under the Delaware law governing consent solicitations of this kind, we, the stockholders, can take action as soon as we have the written consent of a majority of the outstanding shares. My group, the Committee to Protect Northstar Health, has asked you to send in your BLUE card no later than March 21, 1997, but the sooner we reach a majority, the less time Brody and Smallacombe will have to further drain the corporate treasury to enrich and entrench themselves.

                                SILENCE = DEFEAT

         You may have recently received a letter from the Brody/Smallacombe group of directors, urging shareholders not to send in their BLUE cards until the Board furnishes "detailed information". Don't be fooled by this request. Under the Delaware law governing consents, my effort will fail if I haven't collected SIGNED, DATED consent cards representing the requisite majority within 60 days of February 5, the record date for this consent action. The Brody/Smallacombe group doesn't need to send you a card, or garner a single vote in favor of its position in order to remain in office: all it has to do is persuade the stockholders not to act. A share not voted is a vote for Brody and Smallacombe.

         That is why I say that silence equals defeat. If we fail to act, or fail to act in time, Brody and Smallacombe will win.



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                     CALL BRODY AND SMALLACOMBE TO ACCOUNT!

         Brody and Smallacombe's letter offers no defense of their outrageous stock options or their entrenchment actions. It only hints at "detailed information" to be provided at some unspecified future date. Many Northstar stockholders, in addition to the members of the Committee, have already told me that they are ready to vote with us. Nevertheless, if you feel you need to learn about Brody and Smallacombe's "detailed information" before you vote, I have a suggestion: call Steve Brody or Bob Smallacombe yourself at the Company's offices at (412) 349-7500 and ask them the following questions:

      - Do you deny anything that Tom Zaucha has been telling shareholders about your lucrative consulting contracts, stock options and management entrenchment actions?

      - Why did you grant yourselves 200,000 options each at $1.75 per share, before the Company's 1995 or 1996 financial results were published?

      - Why did you vote against Tom Zaucha's motion to condition the vesting of your options on stockholder approval?

      - Do you seriously expect stockholders to believe that you fired Tom Zaucha for any "cause" other than his campaign to have you voted out of office?

         Unless you receive a convincing answer to these questions, I don't think Brody and Smallacombe's "additional information" will be worth waiting for.

                    DON'T BE MISLED BY BRODY AND SMALLACOMBE

         Brody and Smallacombe's letter doesn't even try to deny or defend their actions. Those actions are too well documented to deny, and too egregious to defend. Instead, they have launched a smear campaign in an attempt to distract your attention from the real issues. In answer, I simply note the following:

         Northstar is much more than a financial investment to me: it represents my life's work. Two-thirds of our clinics are facilities I founded or acquired as the owner of Keystone Rehabilitation. As soon as this fight is over, I am fully committed as stockholder, lessor and subordinated debt holder to working with the independent directors on the new Northstar board and with the Company's senior lenders to develop and implement a sound capital restructuring plan that is fair to all concerned.

         I was the person who uncovered the related party transactions involving prior management, and demanded the resignation of my predecessor, Mark DeSimone. Brody and Smallacombe know full well that it was the questions regarding DeSimone's integrity and related party transactions that KPMG Peat Marwick cited as reasons for its resignation, and that resulted in shareholder suits and government investigations. No one suffered greater losses at the hands of Mr. DeSimone than I, and no one has been more instrumental in causing his departure and pursuing him through legal means. Any suggestion that Mark DeSimone has any connection with this proxy fight is absolutely false and totally absurd.



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         The Committee's financial advisor, Commonwealth Associates, and the
Northstar stockholders who are its clients have also suffered as a result of the Company's recent difficulties, and Commonwealth has assured me that it has had no business dealings with DeSimone since his resignation.

         In fact, it seems to me that the only people who have benefited from DeSimone's dealings with the Company are named Brody and Smallacombe, the self-described "crisis managers" who have turned Northstar's crisis into a bonanza for themselves. Brody and Smallacombe have now collected consulting and other fees from the Company in the last 10 months alone in the staggering amount of $562,000!

         I've been told by institutional investors friendly to our cause that Brody and Smallacombe recently have been visiting them and telling wild tales about my character that nobody who knows me would believe for one second. By way of a response, I'm enclosing an unsolicited letter to the editor published in the Indiana Gazette last week, that talks about some of the things I've given back to the community that has supported Keystone/Northstar for over 18 years.

         I've also been very moved by an outpouring of support from all levels of the Company's workforce. My message to those loyal employees has been simple, "Thanks, but just keep your head down, do your job and don't do anything that could get you fired. I have the resources to handle this fight, and I plan to be back at Northstar soon." Our key facility directors are chafing under Brody's and Smallacombe's top-down style of management by decree, and I am convinced that once my team is back in office, our partnership relationships with our key clinics will be stabilized and enhanced.

         If you have any questions about the mechanics of getting your proxy card in, call our proxy solicitors, MacKenzie Partners, Inc. toll free at (800) 322-2885 or (212) 929-5500 collect. And if you would like to talk to me personally about Northstar and its future, about Brody and Smallacombe or about me, you can call me at home, toll free at (800) 646-2506.

         Send in your BLUE proxy card today. The Committee to Protect Northstar Health needs your vote by March 21, 1997 to put Northstar back on the road to recovery.

                                                     Very truly yours,


                                                     Thomas W. Zaucha



P.S. Don't forget to SIGN and DATE your consent card. A card which is missing either one will not be counted as valid, and failing to vote, or vote validly, is the same as a vote against the Zaucha slate.

                                                                March 3, 1997

                         Tom Zaucha Deserving of Support

         A good friend of mine has remarked on several occasions that Tom Zaucha's statue should be in front of the Indiana County Court House alongside Jimmy Stewart. If statues are built to venerate people who display outstanding citizenship, selfless generosity, and commitment to the betterment of one's community, I must agree with my friend.

         Tom Zaucha has contributed more to the Indiana community than most of us put together. From the skating rink on East Pike to the Alumni Foundation at Indiana University of Pennsylvania, Tom has worked tirelessly to make Indiana a wonderful place to live. Each of us owes a great debt to Tom and we are fortunate to claim him as our friend and neighbor.

         Now, according to published reports, Tom Zaucha is locked in a bitter fight to keep his job at the company he built from scratch. Although few of us are privy to the details of this corporate battle, we do know that Tom Zaucha is a good man who has remained steadfast to our community; now it is our turn to remain steadfast to him. He deserves our unwavering support during these unfortunate times.

         Indiana is a town that stands by its friends and Tom Zaucha is our friend. Although he does not yet have a monument in front of the courthouse, his contributions to Indiana have been monumental and so too should be our commitment back to him.

                                                     Jeff Docking
                                                     Indiana, Pa.